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                             [LETTERHEAD]



January 5, 1999

Mr. Frank Vaculin
2715 Deer Meadow Drive
Danville CA 94506

Dear Frank:

I am pleased to offer you a position AS VICE PRESIDENT, WORLDWIDE CORPORATE AND CONSUMER SALES for Ask Jeeves, Inc. ("the Company"). Your first day of employment will be January 21, 1999 (your "Start Date"). You will report to Rob Wrubel.

JOB DESCRIPTION
You will be in charge of all sales activities at Ask Jeeves, including:
     -    Meeting revenue targets
     -    Hiring, motivating, managing and retaining a sales force
     -    Defining, communicating and refining the sales plan and strategy
     -    Defining the sales infrastructure required
     -    Defining and implementing partnerships as appropriate
     - Maintaining yourself and the competition abreast of the competitive landscape
     -    Coordinating with business development and production groups at Ask
          Jeeves

BASE SALARY
You will receive an annual salary of $175,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in any employee benefit programs that are, or may become, available to a Vice President of Sales at Ask Jeeves.

BONUS
You will be eligible to receive bonuses in 1999 based on the total recognized revenues you achieve. This bonus will be paid on a quarterly basis, as soon as final recognized revenues (unaudited) for the prior quarter are calculated.

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Frank Vaculin
01/05/99
Page 2


The bonus will be equal to 1.0% (one percent) of recognized revenue, as defined below.

For the purposes of calculating this bonus, the following revenues will be INCLUDED in the revenue figures:
     -    Ad sales revenues
     -    E commerce revenues
     - Corporate systems (license, knowledgebase creation, maintenance, per click fees, revenue sharing)
     -    Knowledgebase licensing revenues
     - In general, all revenues derived from the day to day operations of the company.

For the purposes of calculating this bonus, the following revenues will be excluded in the revenue figures:
     - Any revenues deriving from a merger or acquisition with another company.

"Recognized Revenue" means revenue that is recognized on the Company's financial statements, materially in accordance with generally accepted accounting practices and Company policies.

Please note that this bonus plan is for 1999 only, and future bonus plans, if any, will be defined at a later date.

GUARANTEED MINIMUM DRAW ON BONUS
Ask Jeeves will guarantee a total minimum draw of $40,000 of this bonus during the six months following your Start Date. The prorated portion of this minimum draw will be included in your regularly scheduled paychecks.

The minimum draw will be applied against all bonuses earned during the 12 months following your Start Date.

No minimum draw will be guaranteed beyond the six-month anniversary of your Start Date.

OPTIONS
Upon your employment you will be awarded an option to purchase 600,000 shares of the Company's common stock pursuant to the Company incentive stock option plan (the "Plan"), vesting over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, with a ten-year term, at a price equal to the fair market value of the shares as of the date of board approval of your options (which fair market value is expected to be the same as the current fair market value of $0.3638 per share).

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Frank Vaculin
01/05/99
Page 3


SEVERANCE PACKAGE
The Company shall have the right to terminate your employment with the Company at any time with or without cause. "Cause" for termination shall mean: (a) indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud against the Company; (c) breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company, or (e) conduct by you which in the good faith and reasonable determination of the Company's Board of Directors demonstrates gross unfitness to serve.

In the event your employment is terminated without cause at any time during your employment, you will be entitled to a severance package of six months base salary plus six months expected bonus (with a total of expected bonus and salary not to exceed $150,000). In the event that your termination is due to change of control of the Company, you will be entitled to the severance package defined in the previous sentence plus immediate vesting of 6/48th of the options granted to you under this offer of employment, in addition to those that would be vested at the date of your termination under the company's incentive stock option plan.

In all other circumstances, you will not be eligible for a severance package.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, with or without reason.

Enclosed is a summary of current Company benefits. Benefits, payroll, and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is a professional employer organization (PEO) contracted by Ask Jeeves to perform selected employer responsibilities on our behalf. As a result of Ask Jeeves' arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration, including your new hire enrollment processing. However, as Ask Jeeves is the company for which you will perform service, we will retain the right to control and direct your work, its results, and the manner and means by which your work is accomplished.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

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Frank Vaculin
01/05/99
Page 4


I have enclosed our Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of this agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association of Berkeley, California.

However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets forth the terms of your employment with the Company and supercedes any prior representations or agreements, whether written or oral. This letter may not be amended or modified except by written agreement signed by the Company and by you. This offer expires on January 8, 1999.


Welcome to Ask Jeeves!


Sincerely,


/s/ Robert Wrubel

Robert Wrubel
President
Ask Jeeves, Inc.

Enclosures

Accepted:


/s/ Frank Vaculin
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Frank Vaculin                                Date      January 5, 1999